UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):         January 19, 2005

Hibernia Corporation
(Exact name of registrant as specified in its charter)

Louisiana (State or other jurisdiction of incorporation)	1-10294 (Commission File Number)	72-0724532 (IRS Employer Identification No.)
313 Carondelet Street, New Orleans, Louisiana 70130 (Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (504) 533-3333

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.

        On January 19, 2005, Hibernia Corporation issued a news release dated January 19, 2005, announcing its financial results for the quarter and year ended December 31, 2004. A copy of the news release and supplemental financial tables for the quarter and year ended December 31, 2004 are furnished as exhibits hereto and incorporated by reference into this Item 2.02.

Item 7.01. Regulation FD Disclosure.

        On January 19, 2005, Hibernia Corporation issued a news release dated January 19, 2005, announcing its financial results for the quarter and year ended December 31, 2004. The news release also includes guidance. A copy of the news release and supplemental financial tables for the quarter and year ended December 31, 2004 are furnished as exhibits hereto and incorporated by reference into this Item 7.01.

Item 9.01. Financial Statements and Exhibits.

        (c)        The exhibits listed below are being furnished in connection with Items 2.02 and 7.01 hereof as a part of this current report on Form 8-K.

Exhibit No.        Description

99.1                    News Release issued by the Registrant on January 19, 2005

99.2                    Supplemental Financial Tables for the Quarter and Year Ended December 31, 2004

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 19, 2005	HIBERNIA CORPORATION (Registrant) By: /s/ Cathy E. Chessin Cathy E. Chessin Executive Vice President, Secretary and Corporate Counsel

EXHIBIT INDEX

Exhibit No.        Description

99.1                    News Release issued by the Registrant on January 19, 2005

99.2                    Supplemental Financial Tables for the Quarter and Year Ended December 31, 2004

Exhibit 99.1

NEWS RELEASE––HIBERNIA

MEDIA INQUIRIES:	INVESTOR INQUIRIES:	FOR IMMEDIATE RELEASE
Steven Thorpe--Vice President,	Trisha Voltz--Senior Vice President	Jan. 19, 2005
Public Relations	and Manager, Investor Relations
Office: (504) 533-2753	Office: (504) 533-2180
E-mail: sthorpe@hibernia.com	E-mail: tvoltz@hibernia.com

Hibernia’s 2004 Earnings Grow 13% to Record $293 Million;
Texas Expansion Continues; Assets Top $22 Billion

        NEW ORLEANS – Hibernia Corporation today reported 2004 net income of $293.0 million, up 13% from $258.3 million a year earlier. Earnings per common share (EPS) and EPS assuming dilution for 2004 were $1.90 and $1.86, respectively, up 14% and 13% from $1.67 and $1.64 a year earlier.

        Fourth-quarter 2004 net income totaled $77.1 million, up 8% from $71.5 million a year earlier. EPS and EPS assuming dilution for fourth-quarter 2004 were $0.50 and $0.49, up 6% and 7% from $0.47 and $0.46.

        During 2004, Hibernia’s assets exceeded $22 billion for the first time. The company maintained a strong balance sheet and made additional improvements in sales and service. Asset quality remained strong, and investments for future growth coupled with expense management continued to be a key focus. Hibernia significantly strengthened its position in Texas, completing a merger with $2.7-billion Coastal Bancorp, Inc., in the second quarter. Expenses related to the merger totaled $6.4 million. Also in 2004, Hibernia opened 12 new offices as part of a branch-building program in Dallas-Fort Worth and Houston.

        “We’re pleased with 2004 results and enthusiastic about our opportunities for more success in 2005,” said President and CEO Herb Boydstun. “The Coastal merger was the largest in our history. It also created a much larger presence in Houston and provided entry into the Rio Grande Valley, Austin, Corpus Christi and other attractive Texas markets. The operational conversion went very smoothly, and we’ve made good progress from a sales standpoint since June.

        “Complementing the merger was our branch-building program, which has improved our reach in Dallas, Fort Worth and Houston,” Boydstun said. Sales results from these new offices have exceeded initial expectations. At the same time, he pointed out, “the company continued to leverage strengths that have made us Louisiana’s deposit market share leader, strengths that include service, products, delivery systems and brand.”

        Hibernia’s lending discipline, coupled with actions in 2004 to mitigate earnings volatility, exemplify how the company has worked to operate in a careful, cautious and conservative manner, Boydstun said. In third-quarter 2004, Hibernia sold most of its approximately $10-billion third-party residential mortgage servicing portfolio to CitiMortgage, Inc., eliminating the volatility associated with the sold portfolio. Hibernia is servicing those loans until the mortgage files are transferred, expected to occur in first-quarter 2005. Hibernia will continue to originate home loans, maintain its adjustable rate mortgages and sell the servicing rights for fixed-rate first mortgage loans.

        The sale of the residential mortgage servicing portfolio resulted in a net loss of approximately $1.9 million. This includes associated expenses of $3.8 million and a fourth-quarter increase of $926,000 in original loss estimates. The increase in the loss resulted from higher-than-expected prepayments of loans in the sold portfolio during the first 90 days after the sale.

        In addition to expenses related to the Coastal merger and the sale of the residential mortgage servicing portfolio, results for 2004 include: non-cash income of $14 million in the first half of the year related to the net reversal of a portion of the reserve for temporary impairment of mortgage servicing rights and net losses, including writedowns due to other-than-temporary impairment, of $20.3 million in investment securities.

Summary of financial performance

        Loans at Dec. 31, 2004, were $15.7 billion, up 22% from $12.9 billion a year earlier. Coastal contributed approximately $2 billion in loans on the May 13 merger date. Excluding loans added from Coastal, loans in 2004 grew approximately 7% from a year earlier. Hibernia continues to expect similar loan growth in 2005.

        Loans at year-end 2004 were up 1% from the end of the third quarter. Consumer loans were up 1%, and commercial loans increased 9%, while small-business loans were down 5% from Sept. 30, 2004. The growth in commercial loans and decline in small-business loans reflect the transfer of approximately $275 million of larger small-business loans to the commercial portfolio in fourth-quarter 2004.

        Deposits at Dec. 31, 2004, totaled $17.4 billion, up 23% from $14.2 billion a year earlier and up 4% from $16.7 billion at Sept. 30, 2004. Coastal contributed approximately $1.7 billion in deposits on the merger date. Excluding Coastal’s deposits, 2004 deposits grew approximately 11% from a year earlier. Hibernia continues to expect deposit growth for 2005 to be approximately 8%.

        The information above regarding loans and deposits contains some non-GAAP comparisons, which management believes will help investors better understand the impact of the Coastal acquisition. Reconciling tables for selected financial data can be found on the company’s Internet site (www.hibernia.com/earnings).

        Revenue for 2004 totaled $1.2 billion, up 13% from 2003.

        Net interest income for full-year and fourth-quarter 2004 totaled $750.7 million and $195.9 million, respectively, both up 12% from year-earlier periods. In third-quarter 2003, net interest income included $20.7 million in expenses associated with prepayment of a $300 million Federal Home Loan Bank (FHLB) advance and termination of a related interest-rate swap.

        The net interest margin for 2004 was 3.98%, compared to 4.16% for 2003. The 2003 net interest margin was negatively impacted 13 basis points by the prepayment of the FHLB advance and termination of the related interest-rate swap. The decline in the 2004 net interest margin resulted from a combination of the Coastal merger and a flatter yield curve as earning assets continued to reprice downward in the low interest rate environment. The fourth-quarter 2004 net interest margin was 3.90%, unchanged from third-quarter 2004 and down from 4.27% a year earlier. Based on management’s current assumptions of interest rates and balance sheet items, the company continues to expect the net interest margin to remain relatively flat in 2005.

        Noninterest income for full-year and fourth-quarter 2004 totaled $387.4 million and $101.9 million, respectively, up 11% and 30% from year-earlier periods. Service charges on deposits, card-related fees, mortgage-banking income and investment-banking fees contributed to the growth for both periods. Included in totals for 2004 and 2003 are net securities transactions and activity related to the valuation of mortgage servicing rights.

        Noninterest expense for full-year and fourth-quarter 2004 totaled $640.1 million and $167.9 million, respectively, up 13% and 28% from year-earlier periods. These increases resulted primarily from the addition of Coastal and the 12 new Texas branches opened during 2004. Included in 2004 noninterest expense are the previously mentioned $6.4 million in Coastal merger-related expenses. A detailed breakout of Coastal merger-related expenses can be found in Hibernia’s supplemental financial tables at www.hibernia.com/earnings. In 2003, noninterest expense included a third-quarter $9.6 million valuation adjustment of an energy asset reclassified from the private-equity portfolio to other foreclosed assets. Hibernia currently expects to sell this asset in first-quarter 2005. Also included in 2003 noninterest expense is a second-quarter charge of $5.2 million associated with a reduction in force.

Asset quality

        Hibernia maintained prudent loan underwriting standards throughout 2004, which contributed to another year of good asset quality.

o	The provision for loan losses was $48.3 million for the year, down 20% from $60.1 million in 2003, and $12.0 million for the fourth quarter, down 10% from $13.3 million a year ago and down 2% from $12.3 million for third-quarter 2004.

o	Net charge-offs for the year were $48.8 million, down 18% from $59.5 million in 2003, and $13.7 million for the fourth quarter, up 3% from $13.3 million a year earlier and up 13% from $12.1 million for third-quarter 2004.

o	The net charge-off ratio for 2004 was 0.34%, compared to 0.50% for 2003. The annualized net charge-off ratio for the fourth quarter was 0.35%, compared to 0.43% a year earlier and 0.31% for third-quarter 2004. By category, net charge-off ratios were: consumer, 0.46%, compared to 0.56% and 0.44%; commercial, 0.13%, compared to 0.09% and -0.06%; and small-business, 0.33%, compared to 0.46% and 0.41%.

o	Nonperforming assets at the end of 2004 were $77.8 million, compared to $67.8 million a year earlier and $75.7 million at Sept. 30, 2004; nonperforming loans were $65.1 million, compared to $55.6 million and $64.3 million.

o	The nonperforming asset ratio at Dec. 31, 2004, was 0.49%, compared to 0.53% and 0.49%; the nonperforming loan ratio was 0.41%, compared to 0.43% and 0.41%.

o	Reserve coverage of nonperforming loans was 350% at Dec. 31, 2004, compared to 384% and 366%; reserve coverage of total loans was 1.45%, compared to 1.66% and 1.52%.

Texas expansion

        The Coastal merger and the Texas branch-building program more than doubled the number of Hibernia Texas locations in 2004 to more than 100, or approximately one-third of Hibernia’s total locations. The Coastal merger added 43 branches, and Hibernia opened an additional 12 locations in 2004. Hibernia plans to open approximately 20 new branches in Houston and Dallas-Fort Worth in 2005. The board of directors has authorized an additional $150 million to extend the de novo program beyond 2005. This will bring the company’s total investment in the program since it began in 2003 to $250 million. By the end of 2007, the company expects to have opened approximately 70 offices as part of the de novo program.

        “Based on the initial results of our new offices, we believe the Texas de novo program is a good use of our capital,” Boydstun said. In 2004, the net loss related to the de novo program for commercial and retail offices totaled approximately $0.05 per diluted share after tax, and as we accelerate the program, we expect it to have an expense impact that is somewhat higher in 2005. We’ll also continue to look at acquisition opportunities in 2005.” Details of the Texas de novo program costs can be found in Hibernia’s supplemental financial tables at www.hibernia.com/earnings. Management believes this information will help investors better understand the company’s Texas de novo program.

Additional information

        Other results at Dec. 31, 2004, compared to a year earlier, include the following:

o	Assets: $22.3 billion, up 20% from $18.6 billion at Dec. 31, 2003.

o	Leverage ratio: 7.51%, compared to 8.65% a year earlier. The decline resulted from the acquisition of Coastal and was in line with management’s expectations.

o	Stock repurchase: Hibernia repurchased 2.9 million shares of its common stock in 2004, including 266,000 shares in the fourth quarter.

        Boydstun pointed out that Hibernia’s 2005 plan is designed to achieve the company’s mission of growing earnings 8% to 10% annually. The company currently anticipates first-quarter 2005 gains from two events: the sale of the previously mentioned energy asset and the merger of the PULSE and Discover networks. The company will continue as a participant in PULSE. These gains could total up to $0.08 per diluted share after tax. The company also currently anticipates that it will expense options beginning in third-quarter 2005. Had the company expensed options in 2004, the impact would have totaled $0.05 per diluted share after tax. Management expects a similar impact for full-year 2005. However, the company has not yet decided whether it will retroactively apply the new accounting provisions. Neither the expensing of options nor the income from these gains is included in Hibernia’s 2005 earnings guidance.

        For supplemental financial tables, go to www.hibernia.com/earnings. A live listen-only audio Webcast of management’s conference call with analysts and the media will be available beginning at 1 p.m. CT today on hibernia.com. The conference also will be available in archived format at the same address through Jan. 31.

        Hibernia is on Forbes magazine’s list of the world’s 2,000 largest companies and Fortune magazine’s list of America’s top 1,000 companies according to annual revenue. Hibernia has $22.3 billion in assets and 314 locations in 34 Louisiana parishes and 34 Texas counties. Hibernia Corporation’s common stock (HIB) is listed on the New York Stock Exchange.

Statements in this report that are not historical facts should be considered forward-looking statements with respect to Hibernia. Forward-looking statements of this type speak only as of the date of this report. By nature, forward-looking statements involve inherent risk and uncertainties. Various factors, including, but not limited to, unforeseen local, regional, national or global events, economic conditions, asset quality, interest rates, loan demand, changes in business or consumer spending, borrowing or savings habits, deposit growth, adequacy of the reserve for loan losses, competition, stock price volatility, government monetary policy, anticipated expense levels, changes in laws and regulations, the level of success of the Company’s asset/liability management strategies as well as its marketing, product development, sales and other strategies, the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies as well as the Financial Accounting Standards Board and other accounting standard setters, the costs and effects of litigation and of unexpected or adverse outcomes in such litigation, unexpected costs or issues in its expansion or acquisition plans and changes in the assumptions used in making the forward-looking statements, could cause actual results to differ materially from those contemplated by the forward-looking statements and could impact Hibernia’s ability to achieve the goals described in its mission statement. Hibernia undertakes no obligation to update or revise forward-looking statements to reflect subsequent circumstances, events or information or for any other reason.

FINANCIAL INFORMATION
(Unaudited)
SUMMARY OF OPERATIONS
($ in thousands, except per-share data)
		THREE	MONTHS	ENDED				YEAR	ENDED

	December 31	December 31			September 30			December 31		December 31
	2004	2003	CHANGE		2004	CHANGE		2004		2003	CHANGE

Interest income	$ 272,936	$ 225,074	21%		$ 261,558	4%		$ 1,002,433		$ 910,305	10%
Interest expense	77,065	49,638	55		69,719	11		251,760		239,552	5

Net interest income	195,871	175,436	12		191,839	2		750,673		670,753	12
Provision for loan losses	12,000	13,300	(10)		12,250	(2)		48,250		60,050	(20)

Net interest income after provision	183,871	162,136	13		179,589	2		702,423		610,703	15

Noninterest income:
Service charges on deposits	48,047	42,519	13		48,115	--		181,684		157,748	15
Card-related fees	16,230	11,713	39		15,994	1		60,074		47,923	25
Mortgage banking	6,053	980	518		5,701	6		34,845		26,506	31
Retail investment fees	6,634	6,914	(4)		7,887	(16)		30,357		27,241	11
Trust fees	5,381	5,981	(10)		5,839	(8)		23,273		23,520	(1)
Insurance	4,344	3,940	10		4,808	(10)		18,725		18,181	3
Investment banking	6,206	3,101	100		5,017	24		18,660		12,460	50
Other service, collection and exchange charges	5,228	5,220	--		5,585	(6)		21,438		19,933	8
Other operating income	3,750	10,202	(63)		4,992	(25)		18,714		23,382	(20)
Securities gains (losses), net	43	(12,152)	100		153	(72)		(20,344)		(6,811)	(199)

Noninterest income	101,916	78,418	30		104,091	(2)		387,426		350,083	11

Noninterest expense:
Salaries and employee benefits	88,150	67,520	31		87,347	1		336,392		296,127	14
Occupancy and equipment	22,271	17,449	28		22,035	1		83,597		70,657	18
Data processing	9,337	8,492	10		9,540	(2)		38,128		35,922	6
Advertising and promotional expense	7,267	5,484	33		8,350	(13)		31,698		23,710	34
Stationery and supplies, postage and telecommunications	7,307	5,976	22		7,318	--		28,623		25,109	14
Amortization of purchase accounting intangibles	1,826	1,191	53		1,904	(4)		6,442		5,055	27
Foreclosed property expense, net	(911)	160	(669)		(493)	(85)		(1,619)		9,867	(116)
Other operating expense	32,672	25,333	29		30,350	8		116,870		97,936	19

Noninterest expense	167,919	131,605	28		166,351	1		640,131		564,383	13

Income before income taxes and minority interest	117,868	108,949	8		117,329	--		449,718		396,403	13
Income tax expense	40,746	37,456	9		40,823	--		156,688		138,067	13
Minority interest, net of income tax expense	5	--	--		40	(88)		76		--	--

Net income	$ 77,117	$ 71,493	8%		$ 76,466	1%		$ 292,954		$ 258,336	13%

Net income per common share	$ 0.50	$ 0.47	6%		$ 0.50	-%		$ 1.90		$ 1.67	14%
Net income per common share - assuming dilution	$ 0.49	$ 0.46	7%		$ 0.49	-%		$ 1.86		$ 1.64	13%
Return on average assets	1.41%	1.59%	(18)	bp	1.44%	(3)	bp	1.43%		1.45%	(2)	bp
Return on average equity	16.18%	16.48%	(30)	bp	16.40%	(22)	bp	15.85%		15.08%	77	bp